EXHIBIT NO. 99


NEWS RELEASE                            FOR IMMEDIATE RELEASE
                                        CONTACT: T. Joe Crawford
                                                 (540) 342-1831


        ROANOKE ELECTRIC STEEL CORPORATION REPORTS STRONG
        FIRST QUARTER RESULTS; BOARD SPLITS STOCK 3-FOR-2
                  AND RAISES QUARTERLY DIVIDEND



     ROANOKE, Virginia, February 17, 1998 -- Roanoke Electric Steel Corporation (NASDAQ-NNM: RESC) today reported earnings for the first quarter ended January 31, 1998 of $4,250,992, or 57 cents per share of common stock, a 64.5 percent increase from the $2,584,674, or 34 cents per share, earned in the first quarter last year. Sales for the 1998 first quarter were $71,603,735, a 22.7 percent increase from sales of $58,351,734 reported for the same period last year.
     In a separate action, the company reported that at a special meeting of the Board of Directors held February 17, 1998, the Board declared a 3-for-2 common stock split and increased the regular quarterly cash dividend rate by 9.6 percent.
     The stock split will be payable March 25, 1998 to shareholders of record March 6, 1998. Each shareholder will receive one additional share of common stock for each two shares held on the record date, with cash being paid in lieu of issuing fractional shares. The stock split will result in the issuance of approximately 3,738,000 shares, bringing the total outstanding shares to roughly 11,213,000 after the split.
     The new quarterly cash dividend rate, after giving effect to the 3-for-2 split, will be 9.5 cents per share of common stock, which equates to an annual dividend rate of 38 cents per share. This is equivalent to 57 cents on the pre-split shares, or a 9.6 percent increase over the 52 cents per share paid annually on the old shares. This latest dividend increase follows an 8.3 percent increase in the dividend rate in August 1997, which amounts to an 18.8 percent increase in the dividend rate in the last six months.

     Donald G. Smith, Chairman and Chief Executive Officer, stated:

       "The stock split declared today by the Board is intended to further broaden the market for our common stock, while the dividend increase reflects the strong conditions in the steel industry and the Board's confidence in the company's ability to sustain the excellent earnings.

       "The substantial improvement in results for the first quarter was attributable to improved gross profit margins and increased shipments of fabricated products and billets. Billet shipments nearly doubled 1997 levels due to stronger demand and lower excess billet availability in the market. Gross profit margins benefitted from higher selling prices for mill products and billets and reduced unit conversion costs as a result of higher production levels.

       "Business and market conditions continued strong during the quarter, which enabled us to sustain high levels of shipments, production, selling prices and backlogs for all product classes. We remain encouraged and look for improved earnings in the second quarter over last year."




                                     ROANOKE ELECTRIC STEEL CORPORATION



                                                 3 Months Ended
                                       1/31/98                  1/31/97

Net Sales                            $71,603,735              $58,351,734

Earnings Before Income Taxes        $  7,076,891              $ 4,297,387

Income Tax Expense                  $  2,825,899              $ 1,712,713

Net Earnings                        $  4,250,992              $ 2,584,674

Net Earnings Per Share of Common Stock

     Basic                          $        .57              $      . 34
     Diluted                        $        .56              $       .34

Weighted Average Shares Outstanding

     Basic                             7,474,208                7,503,026
     Diluted                           7,544,714                7,539,468

     Roanoke Electric Steel Corporation is a mini-mill producer of finished steel products, consisting of angles, rounds, flats and channels, which are sold to steel fabricators and steel service centers, and semi-finished steel billets, which are sold to other steel producers. Four subsidiaries are involved in various steel-related activities, consisting of steel scrap processing, steel bar joist fabrication and reinforcing bar fabrication.



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